Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 16, 2015 with respect to the statement of revenues over certain operating expenses of Von Karman Tech Center for the year ended December 31, 2014, included in Supplement No. 2 to the Prospectus related to the Registration Statement (Form S-11 No. 333-        ) of KBS Growth & Income REIT, Inc. for the registration of $2,300,000,000 of shares of its common stock.

/s/ Squar Milner LLP
Squar Milner LLP
Newport Beach, California
October 16, 2015